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                                                                    Exhibit 23.4



                        Consent of Independent Auditors


We consent to the reference to our firm under the captions "Selected Financial and Operating Data of Ovation" and "Experts" and to the use of our report dated February 26, 1999, with respect to the financial statements of Ovation Communications, Inc. as of December 31, 1998 and 1997 and for the period from March 27, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, included in the Proxy Statement of Ovation Communications, Inc. that is made a part of Amendment No. 3 to the Registration Statement (Form S-4 No. 333-71811) and related Prospectus of McLeodUSA Incorporated for the registration of 5,750,000 shares of its Common Stock.

                                         /s/ Ernst & Young LLP

Minneapolis, Minnesota
March 24, 1999